EXHIBIT 23.3

[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Sole Stockholder

Domtar Corporation:

We consent to the use of our report dated January 25, 2007, with respect to the balance sheet of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006, included herein.

/s/ KPMG LLP

Seattle, Washington

January 31, 2007